Exhibit 99.1

PRESS

RELEASE

Aspen Insurance Holdings Limited Enters into a Definitive

Agreement to be Acquired by Certain Investment Funds Affiliated

with Apollo Global Management in an All-Cash Transaction Valued

at $2.6 Billion

New York and Hamilton, Bermuda, August 28, 2018 – Affiliates of certain investment funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), a leading global alternative investment manager and Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) announced today that they have entered into a definitive agreement under which Aspen will be acquired by the Apollo Funds.

Under the terms of the agreement, which has been approved by Aspen’s Board of Directors, the Apollo Funds will acquire all of the outstanding shares of Aspen for $42.75 per share in cash, representing an equity value of approximately $2.6 billion.

“We are tremendously excited for the Apollo Funds to acquire Aspen,” said Alex Humphreys, Partner at Apollo. “We believe that Aspen benefits from strong underwriting talent, specialized expertise and longstanding client relationships which makes them well positioned in the market. We look forward to working with Aspen to build on the existing high quality specialty insurance and reinsurance business and we aim to leverage Apollo’s resources and deep expertise in financial services to support the Company as it embarks on its next chapter.”

Glyn Jones, Chairman of Aspen’s Board of Directors, said: “We are delighted to have reached this agreement with the Apollo Funds. This transaction, which is the outcome of a thorough strategic review by Aspen’s Board of Directors, provides shareholders with immediate value and will allow Aspen to work with an investor that has substantial expertise and a successful track record in the (re)insurance industry.”

Chris O’Kane, Aspen’s Group Chief Executive Officer, added: “This transaction is a testament to the strength of Aspen’s franchise, the quality of our business and the talent and expertise of our people. Under the ownership of the Apollo Funds, Aspen will have additional scale and access to Apollo’s investment and strategic guidance, which will help us to accelerate our strategy and take Aspen to the next level. We are excited about the future as we embark on a new chapter in our history with a partner that understands our strengths, culture and customer-centric philosophy.”

Additional Transaction Details

The transaction is expected to close in the first half of 2019, subject to approval of regulators and Aspen’s shareholders and the satisfaction of other closing conditions. Consummation of the transaction is not subject to any financing contingencies. Upon completion of the transaction, Aspen will be a privately held portfolio company of the Apollo Funds and Aspen’s ordinary shares will no longer be listed on the New York Stock Exchange.

Apollo was advised by Willis Towers Watson and Libero Ventures and Sidley Austin LLP served as its legal counsel on this transaction. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as financial advisors to Aspen and Willkie Farr & Gallagher LLP served as its legal counsel on this transaction.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $270 billion as of June 30, 2018 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2017, Aspen reported $12.9 billion in total assets, $6.7 billion in gross reserves, $2.9 billion in total shareholders’ equity and $3.4 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC, an “A” (“Excellent”) by A.M. Best Company Inc. and an “A2” by Moody’s Investors Service, Inc.

For more information about Aspen, please visit www.aspen.co.

Additional Important Information About the Proposed Merger and Where to Find It:

This communication relates to a proposed merger between Aspen and an affiliate of investment funds affiliated with Apollo that will be the subject of a proxy statement that Aspen intends to file with the U.S. Securities and Exchange Commission (the “SEC”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that Aspen may file with the SEC or send to its shareholders in connection with the proposed merger. Investors and shareholders are urged to read the proxy statement and all other relevant documents filed with the SEC or sent to Aspen’s shareholders as they become available because they will contain important information about the proposed merger. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain documents filed by Aspen with the SEC by writing to Investor Relations, c/o Aspen Insurance, 590 Madison Avenue, 7th floor, New York, New York 10022, United States of America, emailing mark.p.jones@aspen.co or visiting Aspen’s website at www.aspen.co.

Participants in the Solicitation:

Aspen and its directors, executive officers and other members of management and employees may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Aspen’s directors and executive officers is available in Aspen’s proxy statement filed with the SEC on March 19, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors and shareholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements:

This communication and other written or oral statements made by or on behalf of Aspen contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. In particular, statements using words such as “may,” “seek,” “will,” “likely,” “assume,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “do not believe,” “aim,” “predict,” “plan,” “project,” “continue,” “potential,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” or their negatives or variations, and similar terminology and words of similar import, generally involve future or forward-looking statements. Forward-looking statements reflect Aspen’s current views, plans or expectations with respect to future events and financial performance. They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies. The inclusion of forward-looking statements in this or any other communication should not be considered as a representation by Aspen or any other person that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made, and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, including but not limited to the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; required governmental approvals of the merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and adverse regulatory conditions may be imposed in connection with any such governmental approvals; Aspen’s shareholders may fail to approve the merger; Aspen may fail to satisfy other conditions required for the completion of the merger, or may not be able to meet expectations regarding the timing and completion of the merger; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, reinsurers or suppliers) may be greater than expected following the announcement of the proposed merger; Aspen may be unable to retain key personnel; the amount of the costs, fees, expenses and other charges related to the proposed merger; and other factors affecting future results disclosed in Aspen’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors”, in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated herein by reference.

CONTACTS:

For Apollo Global Management

For investors please contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

(212) 822-0467

gstein@apollo.com

For media enquiries please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

(212) 843-8590

czehren@rubenstein.com

For Aspen Insurance Holdings

For investors please contact:

Aspen

Mark Jones, +1 646-289-4945

Senior Vice President, Investor Relations

mark.p.jones@aspen.co

For media enquiries please contact:

Aspen

Steve Colton, +44 20 7184 8337

Group Head of Communications

steve.colton@aspen.co

or

Jamie Tully or Paul Scarpetta

Sard Verbinnen & Co

+1 212-687-8080